UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2006

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

1110 Spring Street
Silver Spring, MD		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:

(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into material definitive agreement.

On June 26, 2006, the Compensation Committee of the Board of Directors of United Therapeutics Corporation (the “Company”) approved a modification to its cash bonus target criteria for 2006, effective July 1, 2006, to replace the objective of demonstrating earnings per share growth in the top quintile performance relative to peers with the objective of demonstrating operating cash flows per share growth in the top quintile performance relative to peers. The cash bonus target criteria were unchanged in all other material respects. As so revised, the cash bonus target criteria for the second half of 2006 are as follows:

Milestone	Percentage of target award
Milestone 1 — Operating cash flow per share growth in the top quintile of the Company’s peer group.	Up to 25%
Milestone 2 — Ethical conduct.	Up to 15%
Milestone 3 — Communication of the Company’s clinical and scientific information and market share.	Up to 20%
Milestone 4 — Product inventory and development.	Up to 20%
Milestone 5 — Clinical trials.	Up to 20%

Partial credit may be earned under each milestone depending on several factors.

The maximum cash incentive opportunities for the Company’s chief executive officer and its three other executive officers (collectively, the “Named Executive Officers”) were not changed from the amounts established by the Compensation Committee in December 2005, which previously were disclosed in the Company’s proxy statement in connection with its 2006 annual meeting filed with the Securities and Exchange Commission on April 28, 2006. Such maximum cash incentive amounts for 2006 are:  $500,000 for Martine Rothblatt, Ph.D., Chairman and Chief Executive Officer; $350,000 for Roger Jeffs, Ph.D., President and Chief Operating Officer; $250,000 for Fred Hadeed, Executive Vice President for Business Development and Chief Financial Officer; and $200,000 for Paul Mahon, Executive Vice President, Strategic Planning, General Counsel and Secretary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: June 30, 2006	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel